EXHIBIT 10.18




WAYNE LEVIN                             DIRECT DIAL (310)
314-3084
GENERAL COUNSEL & EXECUTIVE VICE PRESIDENT   DIRECT FAX:
(310) 452-8934
BUSINESS & LEGAL AFFAIRS                EMAIL:
WLEVIN@LGECORP.COM

Dated as of April 1, 2001

John Dellaverson

Via Personal Delivery

     Re:  Employment Agreement for John Dellaverson

Dear John:

     This letter shall set forth the terms of the agreement
("Agreement") between Lions Gate Entertainment Corp. ("Company") and John Dellaverson ("Dellaverson") with respect to the employment of Dellaverson by the Company. The parties hereby agree as follows:

     1.   Employment.  The company hereby employs
Dellaverson to serve in the capacity of Executive Vice
President and Chairman of the joint venture between company and Cinegate on the terms and conditions set forth herein.

     2. Term. Dellaverson's employment hereunder shall commence on april 1, 2001 effective through April 1, 2003.
Dellaverson will report to Jon Feltheimer.

     3. Compensation. During the term, the company shall pay Dellaverson an annual fixed salary of us$300,000, payable in equal installments in accordance with the company's standard payroll practices. Company and Dellaverson will negotiate in good faith with regard to any stock or stock options, company agrees that any equity granted (i) is not subject to mitigation, and (ii) will be provided under the most favorable circumstances allowed under the plan. All equity interests, whether options, warrants or otherwise, are subject to immediate acceleration and/or disposition in the event of a merger, consolidation or asset transfer. It is understood that Dellaverson shall be paid 20% of the net income from the activities of the joint venture Cinegate during the term. The $300,000 annual compensation set forth in this agreement will be a credit against the first $300,000 due under this provision. Any money due Dellaverson above and beyond $300,000 shall be granted to him in the form of lion's gate stock.

     4. Benefits. During the term, Dellaverson shall be entitled to benefits provided by the company to employees at his level, including, subject to the approval of the board, appropriate incentive/bonus compensation and stock option plans. Without limitation, employee shall be immediately eligible for all employee benefits (health insurance and vacation) and 401(k) per lions gate's standard benefit program. Employee shall be entitled to accrue vacation at the rate of three weeks per year up to a maximum of four weeks at any given time. At the conclusion of the term, employee shall be entitled to be paid out for all unused vacation. In addition, employee shall be entitled to receive all customary "Perqs" for employees at employee's level.

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     5.   Office/Personnel.  During the term, company shall
(a) provide Dellaverson with parking and an office for his exclusive use, which office shall be furnished and equipped in accordance with his reasonable requirements, and (b) pay for the services of one assistant (including, without limitation, any applicable benefits) for Dellaverson's exclusive use. Dellaverson shall have the right to select such employee, subject to company's approval not to be unreasonably withheld.

     6. Business Expenses. The company shall promptly reimburse Dellaverson for all travel, entertainment and other reasonable business expenses incurred by him in promoting the business of the company, including, expenses incurred by Dellaverson prior to the commencement of the term, all in accordance with company's policy for employees at employees level.

     7. Devotion of Time/Services. Dellaverson shall devote his meaningful business time and services to the business and interests of the company. Notwithstanding the foregoing, Dellaverson shall remain of counsel to the law firm of Loeb & Loeb.

     8.   Termination.

          a) Company's Right To Terminate. The Company shall have the right to terminate this Agreement prior to the expiration of the Term only for the following reasons:
(a) upon the death of Dellaverson; or (b) for cause ("cause" as used herein means (i) Dellaverson's conviction of a felony; except a felony relating to a traffic accident or traffic violation, (ii) gross negligence or willful misconduct with respect to the Company; provided, however, the Company shall not terminate Dellaverson's employment hereunder pursuant to Paragraph 8 unless it shall first give Dellaverson written notice of the alleged defect and the same is not cured within fifteen (15) business days of such written notice; or (c) the Company may terminate Dellaverson without cause by paying the balance of his contract; provided, further, that in no event shall the termination of Dellaverson's employment hereunder cause Dellaverson to lose any previously granted stock options, warrants or other equity interests in the Company. However, even if the Company terminates this agreement for any reason, Dellaverson shall be entitled to receive 20% of the net income from Cinegate for as long as that revenue continues during the Term.

          b)   Effect of Termination.

               i)   Death.  In the event of the termination
of this Agreement for death, the Company shall have the obligation to pay Dellaverson's estate: (A) in a lump sum, any theretofore unreimbursed business expenses and accrued earnings of Dellaverson.

               ii) Whatever the cause of termination, i.e., cause, no cause or death, all of executive's stock options shall be deemed vested at the time of his termination.

     9.   Miscellaneous.

          a) Governing Law/Arbitration. This Agreement shall be governed and construed in accordance with the laws of the State of California applicable to contracts entered into and fully performed in California. Any dispute or claim arising out of or relating to this Agreement shall be submitted to binding arbitration to be held in Los Angeles
County, California.

          b) Amendments. This Agreement may be amended or modified only by a written instrument executed by each of the parties hereto.

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          c)   Titles and Headings.  Paragraph or other
headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of any of the terms or provisions hereof.

          d) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supercedes all prior agreements, negotiations and understandings of the parties in connection therewith.

          e) Successors and Assigns. This Agreement is binding upon the parties hereto and their respective successors, assigns, heirs and personal representatives.
Except as specifically provided herein, neither of the parties hereto may assign the rights and duties of this Agreement or any interest therein, by operation of law or otherwise, without the prior written consent of the other party, except that, without such consent, the Company shall assign this Agreement to and provide for the assumption thereof by any successor to all or substantially all of its assets and business by dissolution, merger, consolidation, transfer of assets or otherwise.

          f) Indemnification: Employee shall be named as an insured on Company's Directors and Officers Liability Insurance Policy. In addition, Company agrees, at its own expense, to indemnify, defend and hold harmless Employee (and Employee's successors and heirs) against any claim, suit, action, or other proceeding brought against Employee arising out of the exercise by Employee of Employee's duties hereunder in connection with the operation and business dealings of Cinegate . In this regard, the Company will pay any and all costs, damages, and expenses, including, but not limited to, reasonable attorneys' fees and costs awarded against or otherwise incurred by Employee in connection with or arising from any such claim, suit, action or proceeding.

     10. Each section, subsection and lesser portion of this agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this agreement shall finally be determined to be unlawful or unenforceable, such provision shall be deemed to be severed from this agreement, but every other provision shall remain in full force and effect.

     The parties understand that time is of the essence.

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     Please indicate your agreement to the foregoing by signing in the space provided below.

                                   Very Truly Yours,

                                   LIONS GATE ENTERTAINMENT CORP.


                                     /s/ WAYNE LEVIN
                                     ------------------------
                                     Wayne Levin
                                     Executive Vice President
ACCEPTED AND AGREED:


/s/ JOHN DELLAVERSON
---------------------------
John Dellaverson

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